Contact:	Baker Hughes Incorporated
Gary R. Flaharty (713) 439-8039	P.O. Box 4740
H. Gene Shiels (713) 439-8822	Houston, Texas 77210-4740
Baker Hughes Announces Second Quarter Results
HOUSTON, Texas — August 5, 2009. Baker Hughes Incorporated (BHI — NYSE) today announced that net income for the second quarter 2009 was $87 million or $0.28 per diluted share compared to $379 million or $1.23 per diluted share for the second quarter 2008 and $195 million or $0.63 per diluted share for the first quarter 2009. Net income for the second quarter 2009 includes expenses of $54 million before tax ($0.13 per share) comprised of $16 million ($0.04 per share) associated with employee severance and reorganization costs and $38 million ($0.09 per share) associated with increasing our allowance for doubtful accounts.
As previously reported, net income for the first quarter 2009 included expenses of $83 million before tax ($0.19 per share) comprised of $54 million ($0.12 per share) associated with employee severance and $29 million ($0.07 per share) associated with increasing our allowance for doubtful accounts. Net income for the second quarter 2008 included a net charge of $62 million ($40 million after-tax or $0.13 per share), related to the settlement of litigation.
Revenue for the second quarter 2009 was $2.34 billion, down 22% compared to $3.00 billion for the second quarter 2008 and down 12% compared to $2.67 billion for the first quarter 2009.
Chad C. Deaton, Baker Hughes chairman, president and chief executive officer, said “Our second quarter results reflect trends in the North America and International markets. For North America, the decline in activity has been severe; however, in recent weeks the market has been stabilizing. We believe the decline in the US rig count is now behind us and we expect a gradual increase in drilling activity beginning in 2010. Pricing deterioration has slowed and with our cost cutting efforts we expect the second quarter 2009 to have marked the bottom for North America profitability.
“Internationally, the decline in activity has been less severe and isolated to specific geographic areas. The recent strengthening of oil prices provides support for customer activity in the second half of 2009 and sets the stage for incremental growth in spending in 2010; however, price concessions negotiated in the first half of 2009 will drive international profitability lower in the second half of the year.

“Geographically, activity in the Russia and Caspian geomarkets has bottomed and is benefitting from the recent increase in oil prices. Activity in the Middle East Asia Pacific and Latin America regions will increase modestly. We were awarded new work or renewed international contracts in the second quarter for more than $1.5 billion including contracts for artificial lift in the Andean (Colombia / Ecuador / Peru) geomarket; intelligent completions in Brazil; directional drilling, drilling fluids, drill bits, wireline and oilfield chemicals offshore Nigeria; wireline in the North Africa and Caspian geomarkets, and wireline and completions in the Australasia and Southeast Asia geomarkets.
“Our new geographic organization is now in place. It has been well received by our customers and employees and is focused on new market opportunities. Our investments in infrastructure, organization and technology are positioning the company to grow share and profitability as the next cycle unfolds.”
During the second quarter 2009, debt increased $16 million to $1.83 billion and cash and short-term investments increased $183 million to $1.36 billion as compared to the first quarter 2009. Capital expenditures were $291 million, depreciation and amortization expense was $182 million and dividend payments were $46 million in the second quarter 2009.

Financial Information
Consolidated Statements of Operations

	Three Months Ended
UNAUDITED
(In millions, except per share amounts)	June 30,		March 31,
	2009	2008	2009

Revenues:
Sales	$1,156	$1,466	$1,311
Services and rentals	1,180	1,532	1,357

Total revenues	2,336	2,998	2,668

Costs and Expenses:
Cost of sales	926	1,055	1,027
Cost of services and rentals	871	942	933
Research and engineering	102	106	109
Marketing, general and administrative	284	270	281
Litigation settlement	—	62	—

Total costs and expenses	2,183	2,435	2,350

Operating income	153	563	318
Equity in income of affiliates	—	1	—
Interest expense	(34)	(17)	(35)
Interest and dividend income	3	4	1

Income before income taxes	122	551	284
Income taxes	(35)	(172)	(89)

Net income	$87	$379	$195

Basic earnings per share	$0.28	$1.24	$0.63

Diluted earnings per share	$0.28	$1.23	$0.63

Weighted average shares outstanding, basic	310	307	310
Weighted average shares outstanding, diluted	310	308	310

Depreciation and amortization expense	$182	$155	$173

Capital expenditures	$291	$312	$281

Financial Information
Consolidated Statements of Operations

(In millions, except per share amounts)	Six Months Ended June 30,
UNAUDITED	2009	2008

Revenues:
Sales	$2,467	$2,719
Services and rentals	2,537	2,949

Total revenues	5,004	5,668

Costs and Expenses:
Cost of sales	1,953	1,920
Cost of services and rentals	1,804	1,846
Research and engineering	211	209
Marketing, general and administrative	565	520
Litigation settlement	—	62

Total costs and expenses	4,533	4,557

Operating income	471	1,111
Equity in income of affiliates	—	1
Gain on sale of product line	—	28
Interest expense	(69)	(32)
Interest and dividend income	4	12

Income before income taxes	406	1,120
Income taxes	(124)	(346)

Net income	$282	$774

Basic earnings per share	$0.91	$2.51

Diluted earnings per share	$0.91	$2.50

Weighted average shares outstanding, basic	310	308

Weighted average shares outstanding, diluted	310	310

Depreciation and amortization expense	$355	$302

Capital expenditures	$572	$539

Calculation of EBIT and EBITDA (non-GAAP measures)1

	Three Months Ended
UNAUDITED	June 30,		March 31,
(In millions)	2009	2008	2009

Income before income taxes	$122	$551	$284
Litigation settlement[2]	—	62	—
Interest expense	34	17	35

Earnings before interest expense and taxes (EBIT)	156	630	319
Depreciation and amortization expense	182	155	173

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$338	$785	$492

[1]	EBIT and EBITDA (as defined in the calculations above) are non-GAAP measurements. Management uses EBIT and EBITDA because it believes that such measurements are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measurements may be used by investors to make informed investment decisions.

[2]	Net charge of $62 million ($40 million after-tax or $0.13 per diluted share) relating to the settlement of litigation with ReedHycalog announced May 22, 2008.

Consolidated Balance Sheets

	UNAUDITED	AUDITED
	June 30,	December 31,
(In millions)	2009	2008

ASSETS

Current Assets:
Cash and cash equivalents	$1,362	$1,955
Accounts receivable, net	2,313	2,759
Inventories, net	2,024	2,021
Deferred income taxes	236	231
Other current assets	195	179

Total current assets	6,130	7,145

Property, plant and equipment, net	3,017	2,833
Goodwill	1,407	1,389
Intangible assets, net	193	198
Other assets	352	296

Total assets	$11,099	$11,861

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$737	$888
Short-term borrowings and current portion of long-term debt	52	558
Accrued employee compensation	407	530
Income taxes payable	78	272
Other accrued liabilities	192	263

Total current liabilities	1,466	2,511

Long-term debt	1,777	1,775
Deferred income taxes and other tax liabilities	321	384
Liabilities for pensions and other postretirement benefits	355	317
Other liabilities	67	67

Stockholders’ Equity:
Common stock	309	309
Capital in excess of par value	786	745
Retained earnings	6,465	6,276
Accumulated other comprehensive loss	(447)	(523)

Total stockholders’ equity	7,113	6,807

Total liabilities and stockholders’ equity	$11,099	$11,861

Revenue, Profit Before Tax, and Profit Before Tax Operating Margin

	Three Months Ended
	6/30/2009	6/30/2008	3/31/2009

Segment Revenue
Drilling and Evaluation	$1,116	$1,528	$1,304
Completion and Production	1,220	1,470	1,364

Oilfield Operations	2,336	2,998	2,668

Geographic Revenue
North America	794	1,278	1,083
Latin America	276	266	288
Europe Africa Russia Caspian	743	906	776
Middle East Asia Pacific	523	548	521

Oilfield Operations	2,336	2,998	2,668

Segment Profit Before Tax[1]
Drilling and Evaluation	$73	$367	$150
Completion and Production	166	322	230

Oilfield Operations	239	689	380

Geographic Profit Before Tax[1]
North America	3	326	131
Latin America	34	44	25
Europe Africa Russia Caspian	130	212	151
Middle East Asia Pacific	72	107	73

Oilfield Operations	239	689	380

Corporate and Other Profit Before Tax
Interest expense	(34)	—	(35)
Interest and dividend income	3	4	1
Litigation settlement[2]	—	(62)	—

	Three Months Ended
	6/30/2009	6/30/2008	3/31/2009
Corporate and other	(86)	(63)	(62)

Corporate, net interest and other	(117)	(138)	(96)

Total Profit Before Tax	$122	$551	$284

Profit Before Tax Operating Margin[3]
Drilling and Evaluation	7%	24%	12%
Completion and Production	14%	22%	17%
Oilfield Operations	10%	23%	14%

Profit Before Tax Operating Margin[3]
North America	0%	26%	12%
Latin America	12%	16%	9%
Europe Africa Russia Caspian	17%	24%	19%
Middle East Asia Pacific	14%	20%	14%
Oilfield Operations	10%	23%	14%

[1]	Segment profit before tax and geographic profit before tax include the impact of charges associated with employee severance and reorganization costs (approximately $16 million in Q2 2009); the impact of charges associated with employee severance (approximately $54 million in Q1 2009); and charges associated with increasing our allowance for doubtful accounts (approximately $38 million in Q2 2009 and approximately $29 million in Q1 2009).

[2]	Net charge of $62 million ($40 million after-tax or $0.13 per diluted share) relating to the settlement of litigation.

[3]	Profit before tax operating margin is a non-GAAP measure defined as profit before tax (“income before income taxes”) divided by revenue. Management uses the profit before tax operating margin because it believes it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance and that this measurement may be used by investors to make informed investment decisions.

Comparison of Revenue to Prior Periods

	Percent Increase (Decrease) for the
	Three Months Ended June 30, 2009 Compared to the
	Three Months Ended	Three Months Ended
	June 30, 2008	March 31, 2009

Segment
Drilling and Evaluation	(27%)	(14%)
Completion and Production	(17%)	(11%)
Oilfield Operations	(22%)	(12%)

Geographic
North America	(38%)	(27%)
Latin America	4%	(4%)
Europe Africa Russia Caspian	(18%)	(4%)
Middle East Asia Pacific	(5%)	—%
Oilfield Operations	(22%)	(12%)
Operational Highlights
North America
In North America our customers continued to adapt to a market characterized by low natural gas prices, strong production, decreased demand and ample natural gas in storage by trimming their spending in the second quarter 2009. This was reflected in the North America rig count which averaged 1,024 in the second quarter 2009, down 50% compared to the second quarter 2008 and down 39% sequentially from the first quarter 2009.
North America profit before tax and profit before tax operating margin were impacted by reduced activity, a more severe than normal spring break up in Canada, further price deterioration and severance costs, which were partially offset by our cost reduction and productivity improvement programs. In the second quarter we were awarded a contract for directional drilling, logging-while-drilling, wireline logging, and drilling and completion fluids by Petrobras. Provision of services on this significant five-year deepwater Gulf of Mexico contract is expected to begin in the third quarter 2009.
Latin America
The year-over-year growth in Latin America revenue was led by our Mexico / Central America geomarket, where operations on the Alma Marine Integrated Operations project for PEMEX increased from two to four offshore rigs. The Andean geomarket, led by increased revenue for directional drilling and completions and the Brazil geomarket also contributed to year-over-year growth. Sequentially, revenue declined as decreases in Venezuela and Southern Cone (Argentina /Bolivia/Chile) geomarket revenue was offset partially by an increase in Mexico / Central America geomarket revenue.
In the second quarter 2009 Baker Hughes was awarded a five year contract for artificial lift in Colombia valued in excess of $100 million.
Europe Africa Russia Caspian
The year-over-year revenue decline in the Europe Africa Russia Caspian region was led by the overall decline in spending in the Russia and Caspian geomarkets, where customer activity decreased by approximately 30%. Also contributing to the year-on-year decline were project delays and completions of existing projects in the Norway, Sub Sahara Africa, Nigeria and North Africa geomarkets. Sequential revenue decreases in the Norway, Nigeria, Libya and Caspian geomarkets were partially offset by increases in the UK, North Africa and Russia geomarkets.
We were awarded over $1 billion in contracts in the second quarter 2009 including key contracts in Norway, Central Europe, deepwater projects off West Africa and projects throughout Russia.
Middle East Asia Pacific
Compared to the second quarter 2008, revenue for the second quarter 2009 was down as revenue increases in the Southeast Asia and Gulf geomarkets were offset by lower revenue throughout the region. Sequentially, reduced activity in the Indonesia, Egypt and India/Southwest Asia geomarkets was offset by increases in wireline and completions revenue in the Southeast Asia geomarket, directional drilling in the Gulf geomarket, and increased completions revenue in the Australasia geomarket. The activity decrease in the Indonesia geomarket in the second quarter 2009 reflected completion of a major project for an international oil company.
We are continuing to invest throughout the region with major facilities scheduled to open in the second half of 2009 and 2010 in India, China, Saudi Arabia and Qatar. We were awarded over $400 million in the second quarter 2009, including significant wins for wireline in the Australasia and Southeast Asia geomarkets.
Conference Call
The company has scheduled a conference call to discuss the results of today’s earnings announcement. The call will begin at 8:30 a.m. Eastern time, 7:30 a.m. Central time, on

Wednesday, August 5, 2009. To access the call, which is open to the public, please contact the conference call operator at (800) 374-2469, or (706) 634-7270 for international callers, 20 minutes prior to the scheduled start time, and ask for the “Baker Hughes Conference Call.” A replay will be available through Wednesday, August 19, 2009. The number for the replay is (800) 642-1687, or (706) 645-9291 for international callers, and the access code is 15689055. The call and replay will also be web cast on www.bakerhughes.com/investor.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward—looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward—looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the company’s Annual Report on Form 10-K for the year ended December 31, 2008; and those set forth from time to time in our other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the company’s website at http://www.bakerhughes.com/investor or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward—looking statement.
Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions and other matters are only our forecasts regarding these matters.
These forecasts may be substantially different from actual results, which are affected by many risks including the following risk factors and the timing of any of those risk factors:
Economic conditions — the impact of deteriorating worldwide economic conditions; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; the ability of our customers to finance their exploration and development plans; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; the condition of financial institutions and the debt, capital and equity markets in general, any impact on our ability to borrow to fund short-term cash requirements and retire long-term debt upon maturity as well as any impact on our customers’ spending and ability to pay amounts owed to us; our ability to estimate the size of and changes in the worldwide oil and natural gas industry. Changes in the price of our stock and other factors may affect the amount and timing of any potential stock repurchases.
Oil and gas market conditions — the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for, crude oil and natural gas; drilling activity; excess productive capacity; crude and product inventories; LNG imports; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.
Terrorism and geopolitical risks — war, military action, terrorist activities or extended period of international conflict, particularly involving any major petroleum—producing or consuming regions; labor disruptions, civil unrest or security conditions where we operate; expropriation of assets by governmental action.
Price, market share, contract terms, and customer payments — our ability to obtain market prices for our products and services; the effect of the level and sources of our profitability on our tax rate; the ability of our competitors to capture market share; our ability to retain or increase our market share; changes in our strategic direction; the integration of newly-acquired businesses; the effect of industry capacity relative to demand for the markets in which we participate; our ability to negotiate acceptable terms and conditions with our customers, especially national oil companies, successfully execute these contracts, and receive payment in accordance with the terms of our contracts with our customers; our ability to manage warranty claims and improve performance and quality; our ability to effectively manage our commercial agents.
Costs and availability of resources — our ability to manage the costs and availability of sufficient raw materials and components (especially steel alloys, chromium, copper, carbide, lead, nickel, titanium, beryllium, barite, synthetic and natural diamonds, chemicals, and electronic components); our ability to manage energy-related costs; our ability to manage compliance-related costs; our ability to recruit, train and retain the skilled and diverse workforce necessary to meet our business needs and manage the associated costs; manufacturing capacity and subcontracting capacity at forecasted costs to meet our revenue goals; the availability of essential electronic components used in our products; the effect of competition, particularly our ability to introduce new technology on a forecasted schedule and at forecasted costs; potential impairment of long-lived assets; the accuracy of our estimates regarding our capital spending requirements; unanticipated changes in the levels of our capital expenditures; the need to replace any unanticipated losses in capital assets; the development of technology by us or our competitors that lowers overall finding and development costs; labor-related actions, including strikes, slowdowns and facility occupations.

Litigation and changes in laws or regulatory conditions — the potential for unexpected litigation or proceedings; the legislative, regulatory and business environment in the U.S. and other countries in which we operate; costs and changes in processes and operations related to or resulting from the activities of the compliance monitor appointed to assess our Foreign Corrupt Practices Act policies and procedures in connection with previously reported settlements with the SEC and Department of Justice as well as compliance with the terms of the settlements; outcome of government and legal proceedings as well as costs arising from compliance and ongoing or additional investigations in any of the countries where the company does business; new laws, regulations and policies that could have a significant impact on the future operations and conduct of all businesses; changes in export control laws or exchange control laws; restrictions on doing business in countries subject to sanctions; customs clearance procedures; changes in laws in countries identified by management for immediate focus; changes in accounting standards; changes in tax laws or tax rates in the jurisdictions in which we operate; resolution of tax assessments or audits by various tax authorities; and the ability to fully utilize our tax loss carry forwards and tax credits.
Environmental matters — unexpected, adverse outcomes or material increases in liability with respect to environmental remediation sites where we have been named as a potentially responsible party; the discovery of new environmental remediation sites; changes in environmental regulations; the discharge of hazardous materials or hydrocarbons into the environment.
Baker Hughes provides reservoir consulting, drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry.
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